Exhibit 99.1

Accenture Reports Strong First-Quarter Fiscal 2011 Results

— Revenues increase 12% in U.S. dollars and 14% in local currency, to $6.05 billion –

— EPS up 20%, to $0.81 —

— New bookings are $6.31 billion, with consulting bookings of $3.72 billion and outsourcing bookings of $2.59 billion —

— Company raises outlook for full-year revenue growth to range of 8% to 11% in local currency and for full-year EPS to range of $3.08 to $3.16 —

NEW YORK; Dec. 16, 2010 — Accenture (NYSE: ACN) reported strong financial results for the first quarter of fiscal 2011, ended Nov. 30, 2010, with net revenues of $6.05 billion, an increase of 12 percent in U.S. dollars and 14 percent in local currency over the same period last year and exceeding the company’s guided range of $5.6 billion to $5.8 billion. Diluted earnings per share were $0.81, an increase of $0.14, or 20 percent, over the same period last year.

Operating income was $827 million, an increase of 11 percent over the same period last year, and operating margin was 13.7 percent.

New bookings for the quarter were $6.31 billion, with consulting bookings of $3.72 billion and outsourcing bookings of $2.59 billion.

William D. Green, Accenture’s chairman & CEO, said, “We are delighted with our exceptional top- and bottom-line results in the first quarter, which demonstrate not only continued, but increasing, momentum across our business. We delivered very strong revenue growth — including double-digit local-currency growth in four of our five operating groups — as well as 20 percent EPS growth.

“We continue to see strong demand for our services, demonstrated by bookings of more than $6.3 billion in the quarter, including our highest consulting bookings in more than two years. Accenture continues on a solid growth trajectory; we’ve raised our revenue outlook for the full year and are well positioned for the future. We remain focused on driving the business to capture growth and market share — and to deliver strong results for our clients and our shareholders alike.”

Financial Review

Revenues before reimbursements (“net revenues”) for the first quarter of fiscal 2011 were $6.05 billion, compared with $5.38 billion in the first quarter of fiscal 2010, an increase of 12 percent in U.S. dollars and 14 percent in local currency. Net revenues for the first quarter of fiscal 2011 exceeded the company’s guided range of $5.6 billion to $5.8 billion, which assumed a foreign-exchange impact of negative 3 percent. Adjusting for the actual foreign-exchange impact of negative 1 percent in the first quarter, the Company’s previously guided range for quarterly net revenues would have been $5.7 billion to $5.9 billion. Net revenues of $6.05 billion for the quarter also exceeded this adjusted range.

•	Consulting net revenues for the quarter were $3.57 billion, an increase of 14 percent in U.S. dollars and 16 percent in local currency over the first quarter of fiscal 2010.

•	Outsourcing net revenues were $2.48 billion, an increase of 10 percent in U.S. dollars and 11 percent in local currency over the first quarter of fiscal 2010.

Diluted EPS for the quarter were $0.81, an increase of $0.14, or 20 percent, compared with the first quarter of fiscal 2010. The components of the increase were:

•	an $0.08 increase from higher revenue and operating results in local currency;
•	a $0.04 increase from a lower share count;
•	a $0.02 increase from a lower effective tax rate; and
•	a $0.01 increase from higher non-operating income;

offset by:

•	a $0.01 decrease from unfavorable foreign-exchange rates.

Operating income for the quarter was $827 million, or 13.7 percent of net revenues, compared with $746 million, or 13.9 percent of net revenues, for the first quarter of fiscal 2010.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 32.2 percent, compared with 33.1 percent for the first quarter last year. The change in gross margin as a percentage of net revenues compared with the first quarter last year reflects the return of strong growth in the business, which resulted in higher subcontractor costs and in higher recruiting and training costs from the addition of new employees to meet demand. Gross margin for the first quarter of fiscal 2011 also includes the impact of higher annual compensation increases that were effective at the beginning of the quarter.

Selling, general and administrative (SG&A) expenses for the first quarter were $1.12 billion, or 18.5 percent of net revenues, compared with $1.03 billion, or 19.2 percent of net revenues, for the first quarter last year. Sales and marketing costs as a percentage of net revenues increased 50 basis points. General and administrative costs as a percentage of net revenues decreased 130 basis points, with 50 basis points of the decrease due to a reduction in the company’s bad debt reserve.

The company’s effective tax rate for the quarter was 28.3 percent, compared with 30.5 percent for the first quarter last year. The lower rate in the first quarter of fiscal 2011 was due to a number of factors that affect the geographic distribution of income.

Net income for the quarter was $606 million, compared with $525 million for the same period of fiscal 2010, an increase of 15 percent.

Operating cash flow for the quarter was $106 million, and property and equipment additions were $75 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $31 million. For the same period last year, operating cash flow was $219 million; property and equipment additions were $35 million; and free cash flow was $184 million. In addition to the higher property and equipment additions in the first quarter of fiscal 2011, the reduction in free cash flow compared with the first quarter last year reflects an increase in working capital as the company’s revenue grew during the quarter.

Days services outstanding, or DSOs, were 33 days, compared with 30 days at Aug. 31, 2010 and 32 days at Nov. 30, 2009.

Accenture’s total cash balance at Nov. 30, 2010 was $4.16 billion, compared with $4.84 billion at Aug. 31, 2010.

Utilization for the quarter was 87 percent, compared with 86 percent for the fourth quarter of fiscal 2010 and 88 percent for the first quarter of fiscal 2010. Attrition for the first quarter of fiscal 2011 was 15 percent, compared with 17 percent for the fourth quarter of fiscal 2010 and 12 percent for the first quarter of fiscal 2010.

New Bookings

New bookings for the first quarter were $6.31 billion and reflect a negative 1 percent foreign-currency impact when compared to new bookings in the first quarter last year.

•	Consulting new bookings were $3.72 billion, or 59 percent of total new bookings.

•	Outsourcing new bookings were $2.59 billion, or 41 percent of total new bookings.

Net Revenues by Operating Group

Four of the five operating groups achieved double-digit revenue growth in both U.S. dollars and local currency compared with the first quarter last year. Net revenues by operating group were as follows:

•	Communications & High Tech: $1,284 million, compared with $1,159 million for the first quarter of fiscal 2010, an increase of 11 percent in U.S. dollars and 12 percent in local currency.

•	Financial Services: $1,301 million, compared with $1,104 million for the same period last year, an increase of 18 percent in U.S. dollars and 21 percent in local currency.

•	Health & Public Service: $932 million, compared with $947 million for the same period last year, a decrease of 2 percent in U.S. dollars and 1 percent in local currency.

•	Products: $1,396 million, compared with $1,204 million for the first quarter last year, an increase of 16 percent in U.S. dollars and 17 percent in local currency.

•	Resources: $1,128 million, compared with $964 million for the same period of fiscal 2010, an increase of 17 percent in U.S. dollars and 18 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the first quarter were as follows:

•	Americas: $2,633 million, compared with $2,229 million for the first quarter of fiscal 2010, an increase of 18 percent in U.S. dollars and 17 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2,638 million, compared with $2,550 million for the first quarter of fiscal 2010, an increase of 3 percent in U.S. dollars and 9 percent in local currency.

•	Asia Pacific: $775 million, compared with $603 million for the year-ago period, an increase of 28 percent in U.S. dollars and 19 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2010, a semi-annual cash dividend of $0.45 per share was paid to Accenture plc Class A ordinary shareholders of record at the close of business on Oct. 15, 2010 and to Accenture SCA Class I common shareholders of record at the close of business on Oct. 12, 2010. These cash dividend payments totaled $321 million.

Share Repurchase Activity

During the first quarter of fiscal 2011, Accenture repurchased or redeemed 14.6 million shares for a total of $620 million, including 3.2 million shares repurchased in the open market. Accenture’s total remaining share repurchase authority at Nov. 30, 2010, was approximately $2.5 billion.

At Nov. 30, 2010, Accenture had approximately 711 million total shares outstanding, including 639 million Accenture plc Class A ordinary shares and 72 million Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares.

Business Outlook

Second Quarter Fiscal 2011

Accenture expects net revenues for the second quarter of fiscal 2011 to be in the range of $5.6 billion to $5.8 billion. This range assumes a foreign-exchange impact of negative 2 percent compared with the second quarter of fiscal 2010.

Full Fiscal Year 2011

Accenture’s business outlook for the full 2011 fiscal year now assumes a foreign-exchange impact of zero percent compared with fiscal 2010. The annual business outlook provided in the company’s fourth-quarter fiscal 2010 earnings announcement in September assumed a foreign-exchange impact of negative 1 percent for the full fiscal year.

For fiscal 2011, the company has raised its outlook for net revenue growth to the range of 8 percent to 11 percent in local currency from its previous range of 7 percent to 10 percent in local currency. The company has also raised its outlook for diluted EPS to the range of $3.08 to $3.16 from its previous range of $3.00 to $3.08.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 13.6 percent to 13.7 percent.

The company continues to expect operating cash flow to be $2.7 billion to $2.9 billion; property and equipment additions to be $340 million; and free cash flow to be in the range of $2.4 billion to $2.6 billion. The company continues to expect its annual effective tax rate to be in the range of 28 percent to 29 percent.

Accenture continues to target new bookings for fiscal 2011 in the range of $25 billion to $28 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EST today to discuss its first-quarter fiscal 2011 financial results. To participate, please dial +1 (800) 230-1059 +1 (612) 332-0226 outside the United States, Puerto Rico and Canada approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EST today, Thursday, Dec. 16, and continuing until Wednesday, March 23, 2011. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, March 23, 2011. The replay will also be available via telephone by dialing +1 (800) 475-6701 +1 (320) 365-3844 outside the United States, Puerto Rico and Canada and entering access code 178235 from 7:00 p.m. EST Thursday, Dec. 16 through Wednesday, March 23, 2011.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 211,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.6 billion for the fiscal year ended Aug. 31, 2010. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to changes in technology and client demand; the consulting and outsourcing markets are highly competitive and the company might not be able to compete effectively; work with government clients exposes the company to additional risks inherent in the government contracting environment; clients may not be satisfied with the company’s services; results of operations could be materially adversely affected if clients terminate their contracts with the company; outsourcing services are a significant part of the company’s business and subject the company to additional operational and financial risk; results of operations could materially suffer if the company is not able to obtain favorable pricing; if the company is unable to keep its supply of skills and resources in balance with client demand around the world, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the company’s business could be materially adversely affected if it incurs legal liability in connection with providing its services and solutions; if the company’s pricing estimates do not accurately anticipate the cost and complexity of performing work, then the company’s contracts could be unprofitable; many of the company’s contracts include performance payments that link some of the company’s fees to the attainment of performance or business targets and this could increase the variability of the company’s revenues and margins; the company’s ability to attract and retain business may depend on its reputation in the marketplace; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; revenues, revenue growth and earnings in U.S. dollars may be lower if the U.S. dollar strengthens against other currencies, particularly the Euro and British pound; the company could have liability or the company’s reputation could be damaged if the company fails to protect client data and company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company could be subject to liabilities or damage to its relationships with clients if subcontractors or the third parties with whom the company partners cannot meet their commitments on time or at all; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; changes in the company’s level of taxes, and audits, investigations and tax proceedings, could have a material adverse effect on the company’s results of operations and financial condition; the company’s profitability could suffer if its cost-management strategies are unsuccessful; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company may be subject to criticism, negative publicity and legislative or regulatory action related to its incorporation in Ireland; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; the company may not be successful at identifying, acquiring or integrating other businesses; consolidation in the industries the company serves could adversely affect its business; the company’s share price could fluctuate and be difficult to predict; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2010	% of Net Revenues	2009	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$6,045,650	100%	$5,382,532	100%
Reimbursements	432,543		365,155

Revenues	6,478,193		5,747,687
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,101,170	67.8%	3,598,578	66.9%
Reimbursable expenses	432,543		365,155

Cost of services	4,533,713		3,963,733
Sales and marketing	731,471	12.1%	621,860	11.6%
General and administrative costs	385,726	6.4%	412,121	7.7%
Reorganization costs, net	348		3,565

Total operating expenses	5,651,258		5,001,279

OPERATING INCOME	826,935	13.7%	746,408	13.9%
(Loss) gain on investments, net	(51)		334
Interest income	9,393		6,945
Interest expense	(4,736)		(4,481)
Other income, net	13,087		5,899

INCOME BEFORE INCOME TAXES	844,628	14.0%	755,105	14.0%
Provision for income taxes	239,072		230,307

NET INCOME	605,556	10.0%	524,798	9.8%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(64,674)		(73,981)
Net income attributable to noncontrolling interests – other (1)	(6,168)		(6,000)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$534,714	8.8%	$444,817	8.3%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$534,714		$444,817
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	64,674		73,981

Net income for diluted earnings per share calculation	$599,388		$518,798

EARNINGS PER SHARE:
- Basic	$0.84		$0.70
- Diluted	$0.81		$0.67
WEIGHTED AVERAGE SHARES:
- Basic	637,298,491		631,527,053
- Diluted (3)	742,961,409		774,377,653
Cash dividends per share	$0.45		$0.75

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares in fiscal 2010 have been restated to reflect the impact of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended November 30,		Percent Increase (Decrease)	Percent Increase (Decrease) Local
	2010	2009	U.S.$	Currency
OPERATING GROUPS
Communications & High Tech	$1,284,476	$1,159,313	11%	12%
Financial Services	1,301,118	1,104,037	18	21
Health & Public Service	931,600	946,512	(2)	(1)
Products	1,396,041	1,204,060	16	17
Resources	1,128,317	964,163	17	18
Other	4,098	4,447	n/m	n/m

TOTAL Net Revenues	6,045,650	5,382,532	12%	14%
Reimbursements	432,543	365,155	18

TOTAL REVENUES	$6,478,193	$5,747,687	13%

GEOGRAPHY
Americas	$2,633,340	$2,229,064	18%	17%
EMEA	2,637,727	2,550,372	3	9
Asia Pacific	774,583	603,096	28	19

TOTAL Net Revenues	$6,045,650	$5,382,532	12%	14%

TYPE OF WORK
Consulting	$3,567,948	$3,120,239	14%	16%
Outsourcing	2,477,702	2,262,293	10	11

TOTAL Net Revenues	$6,045,650	$5,382,532	12%	14%

n/m = not meaningful

OPERATING INCOME BY OPERATING GROUP (OG)

OPERATING GROUPS	Three Months Ended November 30,
	2010		2009
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$193,241	15%	$144,380	12%	$48,861
Financial Services	244,581	19	194,867	18	49,714
Health & Public Service	57,783	6	134,962	14	(77,179)
Products	157,261	11	116,034	10	41,227
Resources	174,069	15	156,165	16	17,904

Total	$826,935	13.7%	$746,408	13.9%	$80,527

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	November 30, 2010	August 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,160,452	$4,838,292
Short-term investments	3,164	2,987
Receivables from clients, net	2,846,561	2,534,598
Unbilled services, net	1,354,854	1,127,827
Other current assets	1,104,679	1,059,921

Total current assets	9,469,710	9,563,625

NON-CURRENT ASSETS:
Unbilled services, net	49,433	54,310
Investments	40,002	41,023
Property and equipment, net	673,697	659,569
Other non-current assets	2,636,032	2,516,726

Total non-current assets	3,399,164	3,271,628

TOTAL ASSETS	$12,868,874	$12,835,253

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$332	$143
Accounts payable	824,354	885,328
Deferred revenues	1,769,439	1,772,833
Accrued payroll and related benefits	2,691,323	2,683,492
Other accrued liabilities	1,161,403	1,225,808

Total current liabilities	6,446,851	6,567,604

NON-CURRENT LIABILITIES:
Long-term debt	—	1,445
Other non-current liabilities	3,110,913	2,991,481

Total non-current liabilities	3,110,913	2,992,926

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	2,909,396	2,835,746

NONCONTROLLING INTERESTS	401,714	438,977

TOTAL SHAREHOLDERS’ EQUITY	3,311,110	3,274,723

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,868,874	$12,835,253

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended November 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$605,556	$524,798
Depreciation, amortization and asset impairments	120,059	114,898
Share-based compensation expense	85,096	98,605
Change in assets and liabilities/other, net	(704,312)	(519,190)

Net cash provided by operating activities	106,399	219,111

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(75,483)	(34,817)
Purchases of businesses and investments, net of cash acquired	(60,043)	2,177
Other investing, net	686	3,280

Net cash used in investing activities	(134,840)	(29,360)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	170,271	151,281
Purchases of shares	(619,720)	(451,270)
Cash dividends paid	(320,650)	(551,442)
Other financing, net	66,492	19,718

Net cash used in financing activities	(703,607)	(831,713)
Effect of exchange rate changes on cash and cash equivalents	54,208	100,363

NET DECREASE IN CASH AND CASH EQUIVALENTS	(677,840)	(541,599)
CASH AND CASH EQUIVALENTS, beginning of period	4,838,292	4,541,662

CASH AND CASH EQUIVALENTS, end of period	$4,160,452	$4,000,063